Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Progressive Gaming International Corporation

Las Vegas, Nevada

We consent to the incorporation by reference in this Registration Statement (Form S-3) for the registration of additional shares of Progressive Gaming International Corporation’s common stock expected to be filed on or about November 13, 2007 of the reference to our firm under the caption “Experts” and our report dated March 20, 2007 (except for paragraphs eleven through seventeen of Note 1 and paragraph five of Note 13, as to which the date is November 5, 2007), with respect to the consolidated financial statements of Progressive Gaming International Corporation and Subsidiaries included in its Current Report on Form 8-K filed with the Securities and Exchange Commission on November 6, 2007 and to the use of our report dated March 20, 2007, with respect to Progressive Gaming International Corporation management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Progressive Gaming International Corporation, included in its Annual Report on Form 10-K/A Amendment No. 1 for the year ended December 31, 2006 which are included or incorporated by reference in the Registration Statement (Form S-3 No. 333-146836) and related Prospectus of Progressive Gaming International Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Las Vegas, Nevada

November 12, 2007